Filed Pursuant to Rule 433

Registration Statement No. 333-183035

February 25, 2013

PRICING TERM SHEET FOR THE 3.95% DEBENTURES, SERIES 2013 A

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A3 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	3.95% Debentures, Series 2013 A due 2043

Principal Amount:	$700,000,000

Interest Rate:	3.95% per annum

Interest Payment Dates:	March 1 and September 1, commencing on September 1, 2013

Maturity:	March 1, 2043

Treasury Benchmark:	2.75% due November 15, 2042

US Treasury Yield:	3.110%

Spread to Treasury:	+88 basis points

Re-offer Yield:	3.990%

Public Offering Price:	99.304%

Optional Redemption:	Make Whole call at any time prior to September 1, 2042 at Treasury Rate +15 basis points Callable on or after September 1, 2042 at par

Pricing Date:	February 25, 2013

Settlement Date:	February 28, 2013 (T+3)

CUSIP:	209111 FC2

Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA Inc. UBS Securities LLC BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc.

Co-Managers:	TD Securities (USA) LLC The Williams Capital Group, L.P. MFR Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA Inc. toll-free at 1-866-271-7403 or UBS Securities LLC toll-free at 1- 877-827-6444, extension 561 3884.